Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hecla Mining Company

Coeur D’Alene, Idaho

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 13, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Hecla Mining Company (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Spokane, Washington

February 13, 2025